Exhibit 10.11

AMENDMENT NO. 1 TO THE

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS AGREEMENT

RECITALS

A.Red River Bank, a Louisiana banking corporation (“Bank”), entered into a Supplemental Executive Retirement Benefits Agreement (the “Agreement”) with certain officers of Bank (each an “Executive”), effective October 1, 2004.

B.The Agreement authorizes Bank to make changes needed to comply with Section 409A of the Code.

NOW, THEREFORE, the Agreement is hereby amended pursuant to this Amendment No. 1 to the Agreement (this “Amendment”), effective January 1, 2005.

1.Section 2(c) of the Agreement is hereby amended by deleting the existing Section 2(c) in its entirety and substituting the following Section 2(c) in its place:

“(c)Disability. If Executive becomes Substantially Disabled (as hereinafter defined), Bank shall pay to Executive the Limited Benefit annually, payable monthly beginning on the first business day of the calendar month that is thirty (30) days after Substantial Disability is determined. For purposes of this Agreement, the term “Substantial Disability” shall mean that Executive, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is either (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Bank. The determination of whether Executive is “Substantially Disabled” under the foregoing standard shall be made by a licensed physician selected by Bank. Notwithstanding the foregoing, Executive will be deemed to be Substantially Disabled if Executive is determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program maintained by Bank, provided that the definition of disability applied under such disability insurance program complies with the foregoing requirements.”

2.Section 2 of the Agreement is hereby amended by adding the following new Section 2(g):

“(g)Termination of Agreement. Upon termination of this Agreement pursuant to Section 12(1) of this Agreement before the Full Benefits Date, Bank shall pay to Executive the Limited Benefit (as set forth on Exhibit A corresponding to the year in which the Agreement is terminated). Upon termination of this Agreement pursuant to Section 12(1) of this Agreement after the Full Benefits Date, Bank shall pay to Executive the Full Benefit. The benefit under this Section 2(g) shall be payable in monthly installments beginning on the Full Benefits Date, and thereafter on the first business day of each month thereafter until (but including) the fifteenth (15th) anniversary of the Full Benefits Date.”

3.Section 2 of the Agreement is hereby amended by adding the following new Section 2(h):

“(h)Payments to Specified Employees. If the Executive is considered a ‘Specified Employee’ within the meaning  of  Treasury  Regulation  section l.409A-l(i) at the time the Executive becomes entitled to a benefit under Section  2(a), 2(b) or 2(c) or Section 6 of this Agreement, payment of the benefit due under Section 2(a), 2(b) or 2(c) or Section 6 will commence no earlier than the first day of the seventh (7th) month following the Executive’s termination of employment with Bank.”

4.Section 7 of the Agreement is hereby amended by adding the following new paragraph to the end of existing Section 7:

“Notwithstanding the preceding, this Section 7 shall not apply following a Change in Control. For purposes of this Agreement, a “Change in Control” shall occur in the event of (i) a change in the ownership of the capital stock of Bank, or of Red River Bancshares, Inc. (“Company”) whereby a person or group (within the meaning of Code section 409A) (a “Person”) acquires, directly or indirectly, ownership of a number of shares of capital stock of Bank or of Company which, together with capital stock already held by such Person, constitutes fifty percent (50%) or more of the total fair market value or of the combined voting power of Bank's or of Company' s outstanding capital stock then entitled to vote generally in the election of the directors; provided, however, that if a Person already owns fifty percent (50%) or more of the total fair market value or of the combined voting power of Bank’s or of Company’s outstanding capital stock then entitled  to vote generally  in the election of the directors, the acquisition of additional capital stock by such Person is not considered a Change in Control of Bank or of Company; or (ii) a change in the effective control of Company whereby a majority of the persons who were members of the Board of Directors of Company are, within a twelve (12)  month period, replaced by individuals whose appointment or election to Company’s Board of Directors is not endorsed by a majority of Company’s Board of Directors prior to such appointment or election; or (iii) a change in the ownership of the assets of Bank or of Company,  whereby a Person acquires (or has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such Person) assets of Bank or of Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Bank or of Company immediately prior to such acquisition or acquisitions; provided, however, that there is no Change of Control if assets are transferred to an entity that is controlled by the shareholders of Bank or of Company  immediately after the transfer, nor is it a Change of Control if Bank or Company transfers assets to: (A) a shareholder of Bank or of Company (immediately before the asset transfer) in exchange for or with respect to the shareholder’s capital stock in Bank; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Bank or Company; (C) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding capital stock of Bank or of Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in paragraph (C) of this Section 7(iii).”

5.Section 12(1) of the Agreement is hereby amended by deleting the existing Section 12(1) in its entirety and substituting the following Section 12(1) in its place:

“(l)Amendment and Termination. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties; provided, however, that Bank shall have the right to unilaterally amend this Agreement to the extent necessary to obtain favorable tax treatment under Section 409A of the Internal Revenue Code of 1986, as amended. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.

Bank may terminate this Agreement in its entirety at any time by written notice to the Executive, provided that such termination and the payment of any benefit upon such termination complies with the requirements of Code section 409A and the regulations and guidance issued thereunder. Upon termination of the Agreement, benefits will be paid in accordance with Section 2 of the Agreement. Notwithstanding the foregoing, Bank may accelerate the payment of any benefit under this Agreement in the event of termination of the Agreement, provided that termination of the Agreement and payment of benefits in connection therewith complies with the requirements of Treasury Regulation sections l.409A- 3(j)(4)(ix)(A), (B) and (C), permitting acceleration of the time of payment in connection with plan terminations. If Bank accelerates the timing of payment under this Section 12(1), Bank shall pay the Executive the then present value of the payments due to the Executive under Section 2 of the Agreement. In such case, the present value of the Executive’s benefit shall be determined using the interest rate published by the Pension Benefit

Guaranty Corporation for private sector payments of immediate annuities under PBGC Reg. § 4022.7(e)(2) or any successor provision applicable to the month in which payment will be made. No discount shall be made for mortality.”

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IN WITNESS WHEREOF, Bank has executed this Amendment on the 30th day of December, 2008, to be effective as of the date written above.

BANK:

By:	/s/ Andrew B. Cutrer

Its:	Vice President

AGREEMENT AND ACKNOWLEDGMENT:

By signing below, the Executive hereby agrees to the provisions of this Amendment No. 1 to the Supplemental Executive Retirement Benefits Agreement and acknowledges that the Supplemental Executive Retirement Benefits Agreement to which he/she is a party is amended in accordance with the foregoing, effective January 1, 2005.

EXECUTIVE:

/s/ Bryon C. Salazar
Bryon C. Salazar